EXHIBIT 21


            SUBSIDIARIES OF WERNER ENTERPRISES, INC.
            ----------------------------------------


                                                      JURISDICTION OF
                       SUBSIDIARY                       ORGANIZATION
     ---------------------------------------------    ---------------

1.   Werner Leasing, Inc.                                 Nebraska
2.   Werner Aire, Inc.                                    Nebraska
3.   Gra-Gar, LLC                                         Delaware
4.   Drivers Management, LLC                              Delaware
5.   Werner Management, Inc.                              Nebraska
6.   Drivers Management Holding, Inc.                     Nebraska
7.   Frontier Clinic, Inc.                                Nebraska
8.   Fleet Truck Sales, Inc.                              Nebraska
9.   Professional Truck Drivers School, Inc.              Nebraska
10.  Werner Transportation, Inc.                          Nebraska
11.  Werner de Mexico, S. de R.L. de C.V.                  Mexico
12.  Werner Enterprises Canada Corporation                 Canada
13.  Werner Cycle Works, Inc.                             Nebraska
14.  Werner Leasing de Mexico, S. de R.L. de C.V.          Mexico